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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES


                                                         Exhibit 10.1
December 21, 1998

C. Scott Greer
160 Chesterfield Road
Bloomfield Hills, MI 48304

Re:  Special Incentive Arrangement

Dear Scott:

  As you know, over the next several months, we will be exploring the potential sale of UTA, either in its entirety or in segments. Your support will be critical to the success of this divestiture initiative. In addition, marketing UTA without disruption to the ongoing, successful operation of the business presents special challenges for you. In recognition of the additional responsibilities you will assume in connection with UTC's efforts to divest UTA, UTC is prepared to offer you certain special financial incentives in consideration of certain commitments from you. The incentives consist of a special award of restricted stock and a special cash payment, to be described in full detail below. Your commitments to UTC pertain to: (i) your efforts and conduct in support of the marketing of the business; (ii) your ability to maintain UTA's successful financial and operational performance throughout the entire marketing phase, regardless of ultimate outcome; and (iii) in the event of a divestiture, achieving a transaction that provides UTC with sufficient value for the sale of UTA.

                              Incentives

  If you agree to the terms and conditions set forth in this letter, UTC will award you 10,000 shares of restricted stock. These shares will be subject to a vesting period of three years. If, however, the business is sold prior to that date, the vesting will be accelerated to the date that is six months following the closing date, if the transaction is deemed to be "successful" from UTC's perspective. The criteria for a successful transaction are described below. In the event that the business is sold in segments, your vesting will occur six months following the completion of the sale of the last business segment. If the purchaser of the business terminates your employment prior to the expiration of the six month period, vesting will be accelerated to the termination date. Otherwise, you are required to remain with the business for the six month period following the closing. Prior to vesting, you will receive dividends and all other rights of share ownership, except that you will not be able to sell, pledge, or assign any interest in the shares. If your employment with UTA is terminated for any reason (other than death or disability) prior to the complete divestiture of UTA or the end of the three-year vesting period, the shares will be forfeited without value.

  In addition to the restricted stock award, UTC will make a special incentive payment to you in an amount up to $2,000,000, subject to certain conditions, payable six months after the closing date of the sale of UTA (or the last segment thereof) (the "Special Incentive Payment"). The actual amount of such payment will be based upon the degree to which the divestiture constitutes a "successful" sale, as determined by UTC in its sole discretion, and the degree to which certain other performance criteria have been met. The criteria for a successful divestiture and the other performance criteria are described below. Outstanding overall performance will result in full payment.
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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES



                         Terms and Conditions

  For purposes of this Agreement, a "successful" sale will be determined on the basis of several financial and subjective factors. Exact dollar thresholds, formulas or percentage weightings for different factors will not be utilized. However, as UTC evaluates the sale of UTA with its outside advisors, you will be kept informed of targets, objectives and ranges of acceptable outcomes as they are developed. The factors that will determine a successful divestiture from UTC's perspective include, without limitation, the ultimate purchase price net of any retained liabilities, the structure of the transaction (and its tax impacts), the allocation of tax, environmental and other liabilities and contingencies between buyer and seller, the timing to completion, post closing risks retained by UTC, and such other factors as may be determined during the sale process. All of these factors are relevant to determining if the transaction, on a net basis, provides adequate value to UTC relative to the long term value of UTA. UTC will evaluate these factors in its sole discretion to determine to what extent the overall transaction may be deemed to be "successful".

  In addition to achieving a successful divestiture, accelerated vesting of your restricted shares and eligibility for the Special Incentive Payment are both also subject to you (i) maintaining certain individual performance standards during the marketing phase of the business; and, (ii) maintaining UTA's performance during this period of time to avoid deterioration of financial and operating performance.

  During the marketing phase, you will be expected to represent and further the best interests of UTC at all times. You will be expected to represent the business in its best light in a consistent manner to all prospective purchasers, regardless of your opinion as to the quality or desirability of any prospective purchaser. In addition, it will be imperative that you not engage in any independent efforts relative to marketing UTA. All potential purchasers and any other related inquiries or contacts and other information relevant to the marketing effort must be directed to the office of UTC's Vice President for Strategic Planning. During this period of time, you will also be expected to maintain absolute confidentiality with respect to UTC's efforts and the status of the divestiture efforts. You must refrain from any conduct that in any way conflicts with the best interests of UTC in this transaction. Failure to observe completely the provisions of this paragraph may result in forfeiture of your shares and your rights to the special incentive payment.

  Maintaining the successful operation of UTA amid the distraction of a potential sale of the business presents special challenges. Nonetheless, it is critical to UTC that UTA's achievements and momentum in several key areas not be sacrificed as a result of UTC's decision to market the company for potential divestiture. We expect that all financial and operating plans and objectives will be met during this period. Manufacturing quality, productivity, customer relationships, employee retention, engineering and marketing initiatives and other key facets of the business must also not be compromised in any way.

  It is critical that overall business performance and the value of the business be maintained, regardless of the outcome of divestiture efforts. If UTC, in its sole discretion, determines that the quality of the business, either financially or operationally, materially deteriorates during the divestiture

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES


process, the restricted share awards and your rights to the Special Incentive Payment will be forfeited.

  The restricted share award and the Special Incentive Payment are subject to approval by the Compensation and Executive Development Committee of UTC's Board. The benefits provided under this Agreement are separate and independent from your eligibility for the Executive Leadership Group (the "ELG") separation benefit which will be payable to you subject to the terms of the ELG program, without reduction or offset for amounts provided herein.

  Notwithstanding your participation in this arrangement, UTC reserves the right to terminate your employment for cause, in which case your rights to the restricted stock and the Special Incentive Payment will be forfeited. Examples of a termination "for cause" include failure to perform your responsibilities, ethical or legal violations or breach of this Agreement.

  In consideration of the benefits provided under this Agreement, you also agree that you will not voluntarily terminate your employment for any reason (other than death or permanent disability) during the period of this Agreement (i.e. the earlier of 6 months following complete divestiture or December 31, 2001). In the event of death or permanent long term disability (as defined in UTA's Long Term Disability Plan), vesting in the restricted stock award will be accelerated and the Special Incentive Payment will be cancelled. Resignation or termination for any other reason will result in forfeiture of the restricted shares and the Special Incentive Payment.

  We believe that with your efforts, we can achieve a successful divestiture of UTA while maintaining the financial value and operational integrity of the business. Please acknowledge your acceptance by signing and returning one original copy of this letter to my office. If you have any questions, please feel to call me at 860-728-7655.

                                   Very truly yours,



                                   /s/William L. Bucknall, Jr.

                                   William L. Bucknall, Jr.





Acknowledged and Accepted:





/s/ C. Scott Greer                                     April 1,1999

C. Scott Greer                                         Date



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